EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Agrium Inc.

We consent to the use of:

•

our Report of Independent Registered Public Accounting Firm dated February 21, 2007 on the consolidated balance sheets of Agrium Inc. (“the Company”) as at December 31, 2006 and 2005, and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated by reference in the registration statement on Form F-10 and related preliminary prospectus of the Company dated August 13, 2007 (collectively, the “Registration Statement on form F-10”);

•

our Report of Independent Registered Public Accounting Firm dated February 21, 2007 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in the Registration Statement on Form F-10;

•

our Report of Independent Registered Public Accounting Firm dated February 21, 2007 on the supplemental information entitled “Supplemental Information, Item 18 Reconciliation with United States Generally Accepted Accounting Principles” for the years ended December 31, 2006, 2005 and 2004 of the Company, incorporated by reference in the Registration Statement on form F-10; and

•	to the reference to our firm under the heading “Experts” in the prospectus contained in the Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

August 13, 2007